Exhibit 10.6

CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT AND MARKED AS “[X]” HAS BEEN EXCLUDED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED

AMENDED COLLABORATION AGREEMENT

This Amended Collaboration Agreement (“Agreement”) is made by and between Atlis Motor Vehicles, Inc., (“Atlis”) a Delaware corporation having its principal place of business in Mesa, Arizona and Australian Electric Vehicles Pty Ltd (“AusEV”) an Australian corporation, having its principal place of business at 36 Kremzow Rd. Brendale, Queensland, Australia 4500 (together with Atlis, each a “Party” and collectively the “Parties”) to amend and supersede the Collaboration Agreement between the parties dated August 28, 2021.

RECITALS

WHEREAS, Atlis is a corporation which possesses certain expertise and owns certain intellectual property relating to the manufacture of electric vehicles, including without limitation the expertise and intellectual property which it has obtained via its having engaged in researching, designing, developing, and manufacturing electric vehicle battery cells and packs that fuel a fully electric Class 1-2, light to medium duty truck platform known as the “Atlis XP Platform” (sometimes hereinafter the “Atlis Platform”) for multiple applications including a full-sized, fully electric pickup truck known as the “Atlis XT pickup truck” (sometimes hereinafter the “XT”);

WHEREAS, AusEV is an Australia-based corporation specializing in distribution of foreign motor vehicles in Southeast Asia, and Oceania (“AusEV Territory”).

WHEREAS, AusEV possesses certain expertise to assemble, market, and resell motor vehicles in the AusEV Territory under the Atlis name.

WHEREAS, the Parties wish to collaborate together, using Atlis’s expertise in battery cell and electric vehicle design and manufacturing, and using AusEV’s penetration of the AusEV Territory truck market and expertise vehicle assembly, marketing and sales to bring the Atlis XT truck to AusEV Territory.

WHEREAS, the Parties wish to work together to develop a right hand drive version of the Atlis XT truck suitable for sale in the AusEV Territory (hereinafter “Resultant Technology”)

WHEREAS, the Parties wish to confirm and codify the Parties’ intent and make clear that neither Party waives, releases, sells, or transfers to the other any intellectual property rights in any existing technology currently held by said Party.

NOW THEREFORE, in consideration of the mutual covenants and representations set forth below, Atlis and AusEV agree as follows:

1.	Collaboration; Access to Confidential Information.

The Parties hereby agree to collaborate in an attempt to jointly design and produce new Resultant Technology which can be sold to third party customers in AusEV Territory. Each Party acknowledges that, in the course of the Parties’ collaboration, the Party will be given access to information and knowledge relating to aspects of the products, technology and business of the other Party that is Confidential Information, the disclosure or misappropriation of which would be highly detrimental to the other Party. The terms governing the protection of such Confidential Information shall be governed by a separate Mutual Nondisclosure Agreement.

2.	Contract Duties.

(a)     The Parties represent and warrant that each has the full legal right to enter into and perform this Agreement and that its entry into and performance of this Agreement does not and will not violate any fiduciary or other duty it may have to any third party, and that each Party has obtained whatever consent, resolutions, or other permissions are required from its own managers or boards of directors or other governing body as may be necessary under the Party’s governing documents to enter into this Agreement.

(b)         The Parties acknowledge that each Party is responsible for its own compliance with international, state and federal, and international laws and all rules and regulations promulgated thereunder, including without limitation with respect to the employment of its own employees, and providing benefits to its own employees and neither Party shall become liable to any employee or independent contractor of the other Party by virtue of having entered into this Agreement.

(c)         In consideration for AusEV’s collaboration hereunder, and in consideration of the other promises set forth herein Atlis agrees to:

i.	use its best efforts to develop such battery and frame technology as may be necessary to create the Resultant Technology contemplated hereunder, which shall meet the specifications of AusEV and AusEV customers as potential purchasers of such Resultant Technology;
ii.	exclusively sell the XT truck to AusEV for distribution within the AusEV Territory for [X] years from date of the first [X]volume, non-test unit XT truck delivery to AusEV;
iii.	supply XT trucks in a projected volume of [X] units in [X], [X] units in [X], [X] units in [X], and [X] units in [X], or if not, then at least a minimum of 10% production, and will be contingent upon raw materials availability, factory capacity, and other supply chain factors outside of Atlis’s control;
iv.	supply and support [X] Atlis 1.5 MW Charging Stations for installation in AusEV Territory by AusEV;
v.	supply Atlis Energy battery storage for AusEV distribution based upon the quantities entered as purchase orders by AusEV;
vi.	supply Atlis XP Platforms for AusEV distribution based upon quantities entered as purchase orders by AusEv;
vii.	collaborate with AusEV to explore the potential for building and operating a battery manufacturing facility in the AusEV territory;
viii.	provide AusEV marketing materials tailored to AusEV Territory;
ix.	provide subscription warranties to include yearly service and spare parts for the XT truck;
x.	train AusEV employees in the techniques for proper marketing, sales, and service of Atlis products; and
xi.	provide the necessary technical data and CAD drawings to enable compliance with the applicable rules or regulations in the AusEV territory and to assist AusEV in obtaining compliance and certification, including but not limited to steer by wire and brake by wire.

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(d)         In consideration for Atlis’s collaboration hereunder, and in consideration of other promises set forth herein, AusEV agrees to:

i.	collaborate with Atlis for the design of a right hand drive XT truck, shipping of XT truck parts, assembly, marketing, distribution and sale in the AusEV Territory or such locations within the AusEV Territory that are agreed by the parties in writing (acting reasonably) having regard to the commerciality of certifying and distributing XT Trucks in the relevant part of the AusEV Territory (hereinafter “Relevant AusEV Territory”) ;
ii.	provide the necessary technical data and CAD drawings to enable the redesign and remanufacture of the Resultant Technology to convert the XT truck into right hand drive;
iii.	test the Resultant Technology in Relevant AusEV Territory, complete validation, and obtain certification in the Relevant AusEV Territory;
iv.	accept responsibility for shipping, handling, import, storage, and distribution of the Atlis products sold in AusEV Territory by AusEV or on its behalf;
v.	pay Atlis for the Resultant Technology-incorporated XT trucks in amount of [X]% up front, [X]% at the time of shipment, and [X]% upon delivery – net [X];
vi.	purchase and install [X] Atlis 1.5 MW Charging Stations in the AusEV Territory;
vii.	Sell and distribute other Atlis products in the AusEV territory such as XP Platforms, Atlis Energy Storage, and future Atlis products; and
viii.	Exercise best efforts in selling as many XT trucks, and other Atlis products, in the AusEV Territory as feasible.

3.	Rights in Resultant Technology.

To the extent the parties hereto are successful in their efforts to develop Resultant Technology, said Resultant Technology, and all innovations and intellectual property related thereto which either Party contributed to the same during the collaboration, as well as the rights to own, exploit, transfer, sell, or profit from the Resultant Technology, shall be owned entirely by Atlis. Nothing in this agreement transfers Atlis any intellectual property rights which belonged to AusEV prior to entering into this Agreement (or which was developed separately by AusEV during the period of this Agreement) (hereinafter “AusEV Background IP”), but AusEV grants Atlis a non-exclusive license to use and exploit the AusEV Background IP for the purposes contemplated by this agreement.

4.	Rights in Existing Technology. Licensure For Use as Part of Resultant Technology.

(a)      As between the Parties, Atlis owns all rights, title and interest in and to the Atlis XP Platform and any information related thereto. The Atlis XP Platform includes all information related to the Atlis XT pickup truck and specifically includes all information related to Atlis’s battery, motor, frame and other mechanical and technological developments created by Atlis. Subject to the licensure rights referenced and granted below, and except as otherwise provided herein, Atlis reserves and retains all rights not expressly granted under this Agreement to the Atlis XP Platform and XT pickup truck.

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(b)      To the extent that the Resultant Technology developed hereunder includes, as part of its constituent elements, any technology previously owned by Atlis or any of Atlis’s previously and already existing intellectual property, Atlis hereby provides such licenses, if any and if needed, to AusEV or any AusEV successor, as may be necessary for AusEV to fully enjoy its rights to enjoy profits from sales referenced above, and as are necessary for AusEV to fully enjoy the benefits of this Agreement and of any future or subsequent agreement the parties may enter into with respect to future development and sales and exploitation of the Resultant Technology which results from their collaboration, but said license is limited solely to the sale of XT trucks (including, for the avoidance of doubt, any Resultant Technology XT Trucks) in the AusEV Territory.

(c)      AusEV is provided no license hereunder to utilize intellectual property which belonged to Atlis prior to entering into this Agreement (or which was developed separately by Atlis during the period of this Agreement) without prior written approval from Atlis. All uses of Atlis’s intellectual property for purposes unrelated to the Resultant Technology are retained solely by Atlis.

5.	AusEV responsible for compliance and certification

Atlis acknowledges that AusEV is responsible for the provision of all compliance and certification related to the Atlis XP Platform within the Releavnt AusEV Territory (save for Atlis’ obligations to provide the necessary technical data and CAD drawings pursuant to this Agreement) and that AusEV will own all rights in connection with any compliance and certification (including any test results, authorizations, licenses and permits granted by any government agency, and any material provided by or on behalf of AusEV to any government agency or third party in connection with any compliance and certification) within the AusEV Territory.

6.	Indemnification.

Each Party agrees to indemnify and hold harmless the other Party (each, an “Indemnifying Party”), its officers, directors, employees, legal counsel and its affiliates (each, an “Indemnified Party”) against any and all claims brought by any third party for any losses, claims, damages and liabilities, joint or several, and for the expenses related to any such third-party claim (including all legal or other expenses reasonably incurred) caused by or arising out of or alleged by the subject third party to arise out of or be caused by (i) any breach or alleged breach of any representation, warranty or covenant made by a Party in this Agreement, or (ii) the bad faith, gross negligence or willful misconduct in performing the obligations described herein. The Indemnifying Party agrees to reimburse the Indemnified Party for any reasonable expense (including reasonable fees and expenses of counsel) incurred as a result of producing documents, presenting testimony or evidence, or preparing to present testimony or evidence (based upon time expended by the Indemnified Party at its then current time charges or if such person shall have no established time charges, then based upon reasonable charges), in connection with any court or administrative proceeding (including any investigation which may be preliminary thereto) arising out of or relating to the performance by the Indemnified Party of any obligation hereunder.

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7.	Term and Termination

Term. Unless and until terminated as set forth herein, this Agreement will continue in full force and effect for an initial term of [X] years (the “Initial Term”) from the Effective Date.

Renewal. Upon expiration of the Initial Term, the Agreement will automatically renew for an additional [X] term unless either Party notifies the other Party in writing of its intent to terminate, at least [X] days prior to such expiration.

Purchase Agreements. The Parties intend to enter into formal Purchase Agreements to govern the purchase and sale of the XT trucks, XP Platforms, Charging Stations, Energy Storage, and other products as production capacity becomes available.

Termination For Cause and Termination Without Cause. Either Party may terminate this Agreement if the other Party breaches any material term of this Agreement and fails to remedy such breach within 30 days of receipt of a written notice from the non-breaching Party requiring the breach to be remedied. Sections 3, 4, and 6 will survive indefinitely the termination or expiration of this Agreement.

8.	Information dissemination

Both parties must agree upon and provide final approval over the content of information distributed to the public.

9.	Supplier relationship.

Atlis and AusEV will each perform its services to the other hereunder as a traditional supplier, and nothing in this Agreement will in any way be construed to constitute or create a formal joint venture, legal partnership, or new company, nor is either Party hereto an agent, employee or representative of the other Party by virtue of this Agreement. Neither Party will enter into any agreement on behalf of the other Party or commit the other Party in any manner or make any representations, warranties or promises on the other Party’s behalf or hold itself (or allow itself to be held out) as having any authority whatsoever to bind the other Party without prior written consent.

10.	Miscellaneous

Arbitration. Except as otherwise provided by law, the parties hereto agree that any dispute or controversy arising out of, relating to or concerning any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Maricopa County, Arizona in accordance with the commercial dispute resolution rules then in effect of the American Arbitration Association. The Arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The parties shall each pay one-half of the costs and expenses of such arbitration, and each shall separately pay its counsel fees and expenses.

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Covenant against Assignment. This Agreement is personal to the parties hereto, and accordingly neither the Agreement nor any right hereunder or interest herein may be assigned or transferred or charged or otherwise dealt with by either party without the express written consent of the other, such consent to not be unreasonably withheld.

Amendment. This Agreement and the attached exhibits constitute the entire contract between the Parties with respect to the subject matter hereof and supersede any prior agreements between the Parties. This Agreement may not be amended, nor any obligation hereunder waived, except by an agreement in writing executed by, in the case of an amendment, each of the Parties, and, in the case of a waiver, by the Party waiving performance.

No Waiver. The failure or delay by a party to enforce any provision of this Agreement will not in any way be construed as a waiver of any such provision or prevent that Party from thereafter enforcing any other provision of this Agreement. The rights granted both Parties hereunder are cumulative and will not constitute a waiver of either Party’s right to assert any other legal remedy available to it.

Severability. Should any provision of this Agreement be found to be illegal or unenforceable, the other provisions will nevertheless remain effective and will remain enforceable to the greatest extent permitted by law.

Notices. Any notice, demand, offer, request or other communication required or permitted to be given by either Party pursuant to the terms of this Agreement must be in writing and will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation) to the number provided to the other party or such other number as a party may request by notifying the other in writing, (iv) four business days after being deposited with an overnight courier service or (v) ten days after being deposited in the U.S. mail, First Class with postage prepaid, and addressed to the party at the address previously provided to the other party or such other address as a party may request by notifying the other in writing.

NOTICES TO ATLIS should be provided to the following address, until further notice:

ATLIS

1828 N. Higley Rd. # 116

Mesa, Arizona 85205

NOTICES TO AusEV should be provided to the following address, until further notice:

AusEV

36 Kremzow Rd.

Brendale, Queensland, Australia 4500

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Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages will be deemed binding originals.

Governing Law. This Agreement is governed by the laws of the State of Arizona, and the parties agree that any dispute related to this Agreement must be litigated in the State of Arizona.

IN WITNESS WHEREOF this Agreement has been executed as of the date first written above.

Australian Manufactured Vehicles Pty Ltd		ATLIS MOTOR VEHICLES INC.

Per:	/s/ Eddie Kocwa	Per:	/s/ Mark Hanchett
Name:	Eddie Kocwa	Name:	Mark Hanchett
Title:	Director	Title:	Chief Executive Officer
I have authority to bind the corporation		I have authority to bind the corporation

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